Exhibit 23



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Amendment No. 2 to Form S-3 Registration Statement No. 33-90818 and in Form S-8 Registration Statement No. 33-80650 of The Taubman Realty Group Limited Partnership of our reports dated February 17, 1997, on the consolidated financial statements and the financial statement schedules of The Taubman Realty Group Limited Partnership and the combined financial statements and the financial statement schedules of Unconsolidated Joint Ventures of The Taubman Realty Group Limited Partnership appearing in this Annual Report on Form 10-K of The Taubman Realty Group Limited Partnership for the year ended December 31, 1996.7





Deloitte & Touche LLP
Detroit, Michigan
March 26, 1997